SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

November 13, 2002
Date of Report (date of earliest event reported)

SYNOPSYS, INC.

(Exact name of Registrant as specified in charter)

Delaware	000-19807	56-1546236

(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No. )

700 East Middlefield Road Mountain View, California 94043
(Address of principal executive offices)

Registrant’s telephone number, including area code: (650) 584-5000

N/A

(Former name or former address, if changed since last report)

Item 5.    Other Events

On November 13, 2002, Synopsys, Inc. entered into a settlement agreement by and among Synopsys, Cadence Design Systems, Inc., Avant! Corporation LLC and the individuals named in the litigation entitled Cadence Design Systems, Inc. et al. v. Avant! Corporation et al. pursuant to which Cadence, Avant! and such individuals agreed to dismiss all pending claims and counterclaims in such litigation and to release all claims they made or could have made in the litigation. Under the agreement, Cadence will be paid $265 million. In addition, under the settlement agreement, Cadence, Avant! and Synopsys, as the acquirer of Avant!, have granted each other reciprocal licenses covering the intellectual property at issue in the litigation.

The payment will be made by Illinois National Insurance Company, a subsidiary of the American International Group (AIG), insurer for Synopsys, under an insurance policy purchased by Synopsys upon the completion of its acquisition of Avant!. The terms of the policy, including the premium, are described in the Synopsys Report on Form 10-Q dated September 17, 2002.

As a result of the payment Synopsys will record expense in the fourth quarter of its fiscal year 2002 of approximately $240 million, which is equal to the contingently refundable portion of the insurance premium recorded as a long-term restricted asset on the Company’s balance sheet plus interest earned on the restricted asset. The expense and the reversal of the restricted asset will be reflected in the financial statements published with the Company’s results on December 4, 2002 and incorporated in the Company’s Report on Form 10-K for the year.

Item 7.    Financial Statements and Exhibits

(c)	Exhibits

10.1
Settlement Agreement and General Release by and among Cadence Design Systems, Inc., Joseph Costello, Avant! Corporation LLC, Gerald Hsu, Eric Cheng, Mitsuru Igusa and Synopsys, Inc. effective as of November 13, 2002.

99.1	Press release issued by Synopsys, Inc. and Cadence Design Systems, Inc. dated November 13, 2002.

99.2	Letter from counsel for Illinois National Insurance Company to Cadence Design Systems, Inc., Synopsys, Inc. and Illinois National Insurance Company dated November 13, 2002.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2002	SYNOPSYS, INC.

/s/ STEVEN K. SHEVICK
Steven K. Shevick Vice President and General Counsel

Exhibit Index

Exhibit Number	Exhibit Title
10.1
Settlement Agreement and General Release by and among Cadence Design Systems, Inc., Joseph Costello, Avant! Corporation LLC, Gerald Hsu, Eric Cheng, Mitsuru Igusa and Synopsys, Inc. effective as of November 13, 2002.

99.1	Press release issued by Synopsys, Inc. and Cadence Design Systems, Inc. dated November 13, 2002.

99.2	Letter from counsel for Illinois National Insurance Company to Cadence Design Systems, Inc., Synopsys, Inc. and Illinois National Insurance Company dated November 13, 2002.